PHILADELPHIA FUND, INC. / EAGLE GROWTH SHARES, INC.

               CODE OF BUSINESS ETHICS FOR PRINCIPAL EXECUTIVE
                            AND FINANCIAL OFFICERS


I.   COVERED OFFICERS/PURPOSES OF THE CODE
     -------------------------------------

     Philadelphia Fund, Inc. and Eagle Growth Shares, Inc. (the "Funds") have adopted this code of business ethics (this "Code") that applies to the Funds' Chief Executive Officers and Chief Financial Officers (the "Covered Officers") for purposes of promoting:

     * honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     * full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by the Funds;

     * compliance with applicable laws and governmental rules and regulations;

     * the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     * accountability for adherence to the Code.

     Each Covered Officer owes a duty to the Funds to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.


II.  COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS
     ----------------------------------------------------------------------
     OF INTEREST
     -----------

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or the Covered Officer's service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

     Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Funds that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures of the Funds and Baxter Financial Corporation, the Funds' investment adviser (the "Advisor"), are designed to prevent, or to identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those compliance programs and procedures.

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     Although typically not presenting an opportunity for improper personal benefit, conflicts of interest arise from, or as a result of, the contractual relationships between the Funds and the Advisor, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Advisor, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Advisor and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Funds and the Advisor and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Such participation, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Boards of Directors of the Funds (each a "Board," and together, the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot be exhaustive by covering every possible scenario. It follows that the overarching principle - that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds - should be the guiding principle in all circumstances.

     Each Covered Officer must:

     * not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

     * not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

     * not use material, non-public knowledge of portfolio transactions made or contemplated for the Funds to profit personally or cause others to profit, by the market effect of such transactions; and

     * report at least annually to the Board.

     There are some conflict of interest situations that should be discussed with the Audit Committee Chairman, if material. Examples of these include:

     * any outside business activity that detracts from a Covered Officer's ability to devote appropriate time and attention to his responsibilities with the Funds;

     * service as a director on the board of any public or private company;

     * the receipt of any non-nominal/de minimis gifts;

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

     * the receipt of any entertainment from any company with which the Funds have current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     * any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than the Advisor; and

     * a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officers' employment, such as compensation or equity ownership.


III. DISCLOSURE
     ----------

     Each Covered Officer:

     * must familiarize himself with the disclosure requirements applicable to the Funds and the Funds' disclosure controls and procedures;

     * must not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including the directors of the Funds who are not "interested persons" (the "Independent Directors") and the Funds' independent auditors, and to governmental regulators and self-regulatory organizations; and

     * should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Advisor and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds.


IV.  COMPLIANCE
     ----------
     It is the responsibility of each Covered Officer to promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.


V.   REPORTING AND ACCOUNTABILITY
     ----------------------------

     Each Covered Officer must:

     * upon adoption of the Code, affirm in writing to the Audit Committee Chairman that the Covered Officer has received, read, and understands the Code;

     * annually thereafter affirm to the Audit Committee Chairman that the Covered Officer has complied with the requirements of the Code;

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

     * not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

     * notify the Audit Committee Chairman promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Audit Committee Chairman is responsible for applying this Code to specific situations in which questions are presented under the Code, and the Audit Committee Chairman has the authority to interpret this Code in any particular situation. The Audit Committee Chairman is authorized (and encouraged) to consult, as appropriate, with the Audit Committee and counsel to the Funds and to the Independent Directors.

     The Funds will comply with the following procedures in investigating and enforcing this Code:

     * the Audit Committee Chairman will take all appropriate action to investigate any violations and potential violations reported to him;

     * violations will be reported to the Audit Committee after such investigation;

     * if the Audit Committee determines that a violation has occurred, the Audit Committee will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Advisor; or recommending dismissal of the Covered Officer;

     * appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities;

     * the Audit Committee will be responsible for granting waivers, as appropriate; and

     * any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


VI.  OTHER POLICIES AND PROCEDURES
     -----------------------------

     The codes of ethics under Rule 17j-1 under the Investment Company Act adopted by the Funds and the Advisor, and the Advisor's more detailed policies and procedures set forth in the Procedures for Implementing Code of Ethics for Philadelphia Fund, Inc., Eagle Growth Shares, Inc., and Baxter Financial Corporation, are separate requirements applying to the Covered Officers and others, and are not part of this Code.


VII. AMENDMENTS
     ----------

     This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Board, including a majority of the Independent Directors.

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

VIII. CONFIDENTIALITY
      ---------------

     All reports and records prepared or maintained pursuant to this Code Shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Board, the Audit Committee, or counsel to the Independent Directors.

IX.  INTERNAL USE
     ------------

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.





Date:  June 9, 2003


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                                                                    Exhibit A

                     COVERED PERSONS SUBJEST TO THE CODE
                     -----------------------------------


         Donald H. Baxter (Principal Executive Officer of the Funds)

          Ronald F. Rohe (Principal Financial Officer of the Funds)





                                      A-1